                                     EXHIBIT 5.1


                             [COOLEY GODWARD LETTERHEAD]


November 26, 1997


InVision Technologies, Inc.
7151 Gateway Blvd.
Newark, California  94560


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by InVision Technologies, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 49,151 shares of the Company's Common Stock, $.001 par value, (the "Shares"), pursuant to options assumed by the Company pursuant to an Agreement and Plan of Merger and Reorganization among the Company, QP Acquisition Corp., a California corporation and a wholly-owned subsidiary of the Company, and Quantum Magnetics, Inc., a California corporation ("Quantum"), dated as of September 3, 1997. These options were originally granted to employees of Quantum under the Quantum 1994 Qualified and Nonqualified Option Plan (the "Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/ Robert L. Jones

Robert L. Jones, Esq.